Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-260674) on Form S-8 of our reports dated April 29, 2024, with respect to the consolidated financial statements of GLOBALFOUNDRIES Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Singapore
April 29, 2024